Exhibit 3.1

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
JACKSON FINANCIAL INC.

Jackson Financial Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Jackson Financial Inc.

2. The Corporation was incorporated under the name Brooke (Holdco1) Inc. by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 28, 2006.

3. This Third Amended and Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation’s Certificate of Incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation (herein called the “Corporation”) is Jackson Financial Inc.

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 1,100,000,000, consisting of: (x) 1,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and (y) 100,000,000 shares of Preferred Stock, par value $1.00 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided in paragraph 4 of this Article Fourth.

The description of the Common Stock of the Corporation, and the relative rights, preferences and limitations thereof, or the method of fixing and establishing the same, are as hereinafter set forth in this Article Fourth.

1.	Voting Rights. Except as otherwise expressly provided herein or required by applicable law on any matter that is submitted to a vote of the stockholders of the Corporation, each holder of shares of Common Stock shall be entitled to one vote for each such share. Except as otherwise expressly provided herein or in a Preferred Stock Certificate of Designation (as defined herein), the number of authorized shares of Common Stock or Preferred Stock or any class or series thereof may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted, and no vote of the holders of shares of Common Stock or shares of Preferred Stock voting separately as a class shall be required therefor. Except as may be required by the DGCL or as provided herein or in a Preferred Stock Certificate of Designation, the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and the holders of shares of Preferred Stock shall not be entitled to vote on any matter or receive notice of any meeting of stockholders.

2.	Dividends. Dividends shall be payable to the holders of Common Stock only as and when declared by the board of directors of the Corporation out of assets of the Corporation legally available therefor.

3.	Liquidation and Dissolution. In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation, the holders of shares of Common Stock shall share equally, on a share for share basis, in the assets of the Corporation remaining for distribution to the holders of Common Stock. Neither the consolidation or merger of the Corporation with or into any other person or persons nor the sale, transfer or lease of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 3.

4. Provisions Relating to the Preferred Stock.

(a)	The Preferred Stock may be issued at any time and from time to time in one or more series. The board of directors is hereby expressly authorized to provide, out of unissued shares of Preferred Stock that have not been designated as to series, for the issuance of shares of Preferred Stock in one or more series and, by resolution adopted in accordance with law and by filing a certificate of designation pursuant to the applicable provisions of the DGCL (hereinafter referred to as a “Preferred Stock Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers (including voting powers, full or limited, if any), preferences and the relative participating, optional or other special rights thereof, and the qualifications, limitations and restrictions thereof, of shares of each such series, including, without limitation, dividend rights, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations and restrictions thereof, if any, may be different from those of any and all other series at any time outstanding. Any shares of any series of Preferred Stock purchased, exchanged, converted or otherwise acquired by the Corporation, in any manner whatsoever, shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in this Third Amended and Restated Certificate of Incorporation or in such resolution or resolutions.

(b)	The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Third Amended and Restated Certificate of Incorporation or to a Preferred Stock Certificate of Designation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other series of Preferred Stock, to vote thereon pursuant to this Third Amended and Restated Certificate of Incorporation or a Preferred Stock Certificate of Designation or pursuant to the DGCL as currently in effect or as the same may hereafter be amended.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the by-laws of the Corporation, without the assent or vote of stockholders of the Corporation. In addition to any other vote otherwise required by law, the stockholders of the Corporation may make, amend and repeal the by-laws of the Corporation by the affirmative vote of the holders of a majority of the total combined voting power of the outstanding shares of Common Stock entitled to vote at any annual or special meeting of stockholders.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders and may not be taken by written consent of the stockholders. Notwithstanding the foregoing, holders of one or more classes or series of Preferred Stock may, to the extent permitted by and pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the board of directors, act by written consent.

NINTH: Except as otherwise required by law and subject to any rights granted to holders of shares of any class or series of Preferred Stock then outstanding, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by the Chair of the board of directors, pursuant to a resolution of the board of directors adopted by at least a majority of the directors then in office or by the Secretary of the Corporation upon written request of one or more record holders representing ownership of 25% or more of the total combined voting power of the outstanding shares of Common Stock entitled to vote on the business to be brought before the proposed special meeting.

TENTH: The Corporation reserves the right to amend and repeal any provision contained in this Third Amended and Restated Certificate of Incorporation in the manner from time to time prescribed by the laws of the State of Delaware, and all rights herein are granted subject to this reservation; provided that any amendment or repeal of Article Seventh shall not adversely affect any right or protection of a director existing under this Third Amended and Restated Certificate of Incorporation at the time of such amendment or repeal and shall not increase the liability of a director thereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action or proceeding asserting a claim arising out of or pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL, or as to which the DGCL confers jurisdiction on the Court of Chancery (including, without limitation, any action asserting a claim arising out of or pursuant to this Third Amended and Restated Certificate of Incorporation or the by-laws of the Corporation), or (d) any action or proceeding asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Any person or entity holding, owning, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article Eleventh.

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IN WITNESS WHEREOF, the undersigned has executed this Third Amended and Restated Certificate of Incorporation this 9th day of June 2022.

JACKSON FINANCIAL INC.

By:	/s/ Carrie L. Chelko
Name: Carrie L. Chelko
Title: Executive Vice President, General Counsel & Secretary